CHANGE IN TERMS AGREEMENT                         EXHIBIT 10.31


Borrower:  California Amplifier, Inc.     Lender:  California United Bank
            460 Calle San Pablo             Encino Commercial Loan Center
            Camarillo, CA  93012                   16030 Ventura Boulevard
                                                   Encino, CA  91436

Principal Amount:  $6,000,000.00    Date of Agreement:  August 22, 1997

DESCRIPTION OF EXISTING INDEBTEDNESS. A Promissory Note dated as of August 6, 1996, in the original principal amount of $6,000,000.00, executed by Borrower in favor of Lender.

DESCRIPTION OF COLLATERAL. This Note is secured by the Collateral as described in that certain Commercial Security Agreement, dated as of July 26, 1995, as it may amended, modified, supplemented, replaced or restated, from time to time, executed by Grantor in favor of Lender.

DESCRIPTION OF CHANGE IN TERMS. The maturity date is amended from August 4, 1997 to August 3, 1998. Regularly scheduled monthly interest payments shall continue to be due and payable as provided in said Note, commencing September 1, 1997.

PROMISE TO PAY. California Amplifier, Inc. ("Borrower") promises to pay to California United Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Six Million & 00/100 Dollars ($6,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

ARBITRATION. Lender and Borrower agree that all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association, upon request of either party. No act to take or dispose of any collateral securing this Agreement shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing this Agreement, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing this Agreement, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Lender and Borrower agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other state, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE AGREEMENT.

BORROWER:

California Amplifier, Inc.


By:/s/  Michael Ferron, Chief Financial Officer

LENDER:

California United Bank


By: /s/ Authorized Officer